EXHIBIT 10.3

February 7, 2007

Mr. Clarence A. Davis
c/o Nestor, Inc.
42 Oriental Street
Third Floor
Providence RI 02908

Re: Consulting Agreement

Dear Mr. Davis:

This will confirm our engagement of you as an independent consultant to Nestor, Inc. (“Nestor”), on the following terms and conditions:

Services and Reporting

You will assist the management team in determining, articulating and executing its strategic plan. In this connection, you will you will exercise your professional business judgment and devote such time as you deem necessary to the fulfillment of your task. In connection with the services you will provide pursuant to this letter agreement, you will serve at the pleasure of Nestor’s Board of Directors and will report to such Board of Directors or any committee of the Board of Directors established or designated for that purpose.

Term

It is anticipated that you will provide services to Nestor under this letter agreement for a period of between 2 and 4 months, though this letter agreement may be extended by mutual agreement or terminated by either party at any time for any reason.

Remuneration

For your services, you will be paid a flat fee of $25,000 per month, which amount shall be prorated for any partial month in which you provide services. For avoidance of doubt, you will be paid a prorated amount only if you or Nestor terminates this agreement other than at the end of a month. You will be paid by Nestor on the first business day of each month following the month in which you provide services pursuant to this letter agreement.

Expenses

You will be reimbursed by Nestor for all of your reasonable expenses incurred by you in connection with the services you provide under this letter agreement, including travel, transportation and meal expenses. You will be required to comply with Nestor’s current expense reimbursement policy.

Independent Contractor

In acting as a consultant to Nestor under this letter greement, you will be acting at all times as an independent contractor and not as an agent or employee of Nestor. You agree not to hold yourself out as an agent or employee of Nestor except and to the extent specifically authorized in a prior writing by Nestor. As an independent contractor, you will have discretion over the means and method of the performance of the consulting services, which you provide. You agree to comply with and abide by all applicable laws and regulations in the performance of your services.

Taxes and Withholding

Unless otherwise required by applicable law, you will be solely and exclusively liable for all Federal, State and local taxes levied against amounts earned by you hereunder. Nestor will not withhold any portion of amounts due to you pursuant to this letter agreement for payment of any taxes. You are solely responsible for the payment of any such taxes and the filing of any returns or other required documents with the proper taxing authorities.

Indemnification

In connection with the performance of your services hereunder, Nestor will indemnify you in accordance with and in the manner provided Exhibit A attached to this letter agreement.

Resignation from Audit Committee

You and NESTOR recognize that your retention by the Nestor as a consultant impairs your ability to meet the independence requirements for members of Nestor’s Audit Committee. Accordingly, upon acceptance of this letter agreement by you, you automatically, and without any further action on your part, resign from the Audit Committee. By executing a counterpart to this letter agreement, Nestor accepts your resignation from the Audit Committee. You and Nestor acknowledge that you remain a member of Nestor’s Board of Directors and will continue to do so until the expiration or earlier termination in accordance with Nestor’s governing documents and applicable law.

Nestor, Inc. Consulting Agreement 2/7/2007

Miscellaneous

This letter agreement contains the complete agreement concerning the arrangement between the parties and supersedes all other prior agreements between the parties.

No waiver or modification of this letter agreement may be made except in writing duly executed by the party against whom enforcement of such waiver or modification is sought.

This letter agreement has been entered into, delivered and is to be governed by, construed, interpreted and enforced in accordance with the laws of the State of Rhode Island (without giving reference to choice-of-law provisions) from time to time in effect.

Kindly sign and return the enclosed copy of this letter confirming the Consultant's acceptance of the foregoing Agreement.

Very truly yours,
NESTOR, INC.

By: /s/ Nigel P. Hebborn
Nigel P. Hebborn
Executive Vice President and CFO

ACCEPTED AND AGREED TO THIS
7th Day of February 2007

By: /s/ Clarence A. Davis
Clarence A. Davis

Nestor, Inc. Consulting Agreement 2/7/2007

EXHIBIT A

INDEMNIFICATION

Nestor shall (a) indemnify you if you were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Nestor to procure a judgment in its favor by reason of the fact that you are or were a consultant of Nestor against expenses (including attorneys’ fees) actually and reasonably incurred by you in connection with the defense or settlement of such action or suit, and (b) indemnify you if you were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Nestor), by reason of the fact that you are or were a consultant of Nestor expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (e) of Section 145 of the General Corporation Law of the State of Delaware or the indemnification provisions of any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which you may be entitled, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of your, executors and administrators.